SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported) – May 31, 2013

MACQUARIE INFRASTRUCTURE COMPANY LLC
(Exact Name of Registrant as Specified in Charter)

DELAWARE	001-32384	43-2052503
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
125 West 55th Street New York, New York	10019
(Address of Principal Executive Offices)	(Zip Code)

(212) 231-1000
(Registrant’s telephone number, including area code)

 Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 31, 2013, Atlantic Aviation FBO Inc. (“AA FBO”), a wholly-owned indirect subsidiary of Macquarie Infrastructure Company LLC (the “Company”), entered into a credit agreement, dated as of May 31, 2013 (the “AA Credit Agreement”), among AA FBO, Atlantic Aviation FBO Holdings LLC (“Holdings”), the direct parent of AA FBO, Barclays Bank PLC, as Administrative Agent and Collateral Agent, Wells Fargo Securities, LLC, as Documentation Agent, Macquarie Capital (USA) Inc., as Syndication Agent, Barclays Bank PLC, Macquarie Capital (USA) Inc. and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers, and the several lenders party thereto.  The AA Credit Agreement provides for a 7-year, $465.0 million senior secured first lien term loan facility and a 5-year, $70.0 million senior secured first lien revolving credit facility.  The AA Credit Agreement also provides for an uncommitted incremental facility that permits AA FBO, subject to certain conditions, to increase the term loan facility by up to $50 million plus an additional amount if certain senior secured leverage ratio requirements are maintained.  Proceeds of the term loan facility and up to $15 million of the revolving credit facility will be used to repay amounts outstanding under AA FBO’s existing credit agreement dated as of September 27, 2007.  Proceeds of the term loan facility and the revolving credit facility will also be used for working capital and other general corporate purposes (including up to $35 million of the revolving credit facility available for letters of credit).

Material terms of the facilities are as follows:

Borrower	AA FBO	AA FBO

Facilities	$465.0 million senior secured first lien term loan facility	$70.0 million senior secured first lien revolving credit facility

Interest rate and fees	LIBOR plus 2.50% or Alternate Base Rate (“ABR”) plus 1.50%. ABR is the highest of (i) the prime rate, (ii) the federal funds rate plus 0.5% and (iii) one-month LIBOR plus 1.0%.	LIBOR plus 2.50% or ABR plus 1.50% Commitment fee: 0.50% on the undrawn portion.
Subject to a minimum LIBOR of 0.75% and a minimum ABR of 1.75%.

Maturity	7 years from closing date	5 years from closing date
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Mandatory prepayment	With 0% excess cash flow, with a step up to 50% if Total Leverage Ratio (ratio of funded debt net of unrestricted cash and cash equivalents to combined EBITDA) equals or exceeds 4.25 to 1.00.
With net proceeds from the sale of assets in excess of $5,000,000 that are not reinvested.

With net proceeds of debt issuances by Holdings, AA FBO and its restricted subsidiaries (other than certain permitted debt).

Optional repayment	Prepayment without premium or penalty, subject to a prepayment fee of 1% in the event of a repricing event within 12 months after closing date.	Prepayment without premium or penalty.

Distribution covenant

Distributions permitted if no event of default and if Total Leverage Ratio, pro forma for such distributions, is less than (x) 4.50 to 1.00 for two years after closing date and (y) 4.25 to 1.00 thereafter.

Distributions permitted if no event of default and if Total Leverage Ratio, pro forma for such distributions, is less than (x) 4.50 to 1.00 for two years after closing date and (y) 4.25 to 1.00 thereafter.

Additional negative covenants

Limitations on, among other things, incurrence of debt, liens, fundamental changes, asset sales, investments, affiliate transactions and sale and leasebacks, in each case subject to certain exceptions.

Limitations on, among other things, incurrence of debt, liens, fundamental changes, asset sales, investments, affiliate transactions and sale and leasebacks, in each case subject to certain exceptions.

Events of default

Failure to pay interest, principal or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default and cross acceleration to material debt, invalidity of loan documents, guarantees or material security interests.

Failure to pay interest, principal or fees, failure to comply with covenants, change in control, breach of representations and warranties, insolvency events, ERISA events, judgments, cross default and cross acceleration to material debt, invalidity of loan documents, guarantees or material security interests.

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Financial covenants	Maintenance of a maximum Total Leverage Ratio of (x) 4.75 to 1.00 for two years after closing and (y) 4.50 to 1.00 thereafter.	Maintenance of a maximum Total Leverage Ratio of (x) 4.75 to 1.00 for two years after closing and (y) 4.50 to 1.00 thereafter.

Guarantees	Guaranteed jointly and severally on a senior secured first lien basis by Holdings and certain subsidiaries of AA FBO.	Guaranteed jointly and severally on a senior secured first lien basis by Holdings and certain subsidiaries of AA FBO.

Collateral	First priority security interest in (x) the equity securities of AA FBO and certain of its subsidiaries and (y) the personal and material real property of Holdings, AA FBO and certain of its subsidiaries (in each case subject to certain exceptions).	First priority security interest in (x) the equity securities of AA FBO and certain of its subsidiaries and (y) the personal and material real property of Holdings, AA FBO and certain of its subsidiaries (in each case subject to certain exceptions).

Certain of the agents and lenders under the AA Credit Agreement and their related entities serve as trustees, agents and lenders under various loan agreements with the Company’s businesses, and have engaged in commercial and investment banking transactions with the Company.  Macquarie Capital (USA) Inc. is a member of the Macquarie Group and an affiliate of the Company’s external manager.  See the information under the heading “Certain Relationships and Related Party Transactions” in the Company’s definitive proxy statement on Schedule 14A, filed with the Commission on April 5, 2013, and Note 15, “Related Party Transactions,” to the Company’s consolidated financial statements in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K, filed with the Commission on February 20, 2013, for a description of contractual arrangements and transactions between the Company and members of the Macquarie Group.

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Item 9.01.	Financial Statements and Exhibits

(d) Exhibits

 99.1 Press release dated May 31, 2013.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MACQUARIE INFRASTRUCTURE COMPANY LLC

		By:	/s/ James Hooke
Name: James Hooke
Title: Chief Executive Officer

Dated:	May 31, 2013